AGREEMENT

As Amended and Restated Effective January 1, 2009

                  THIS AGREEMENT (this “Agreement”) made this 9th day of December, 2008 between LADISH CO., INC., a Wisconsin corporation (the “Company”), and Kerry L. Woody, an officer of the Company (the “Employee”).

WITNESSETH THAT:

                  WHEREAS, the Company desires to assure itself of the continuing availability of the Employee, and

                  WHEREAS, the Company desires to provide adequate security to the Employee, and

                  WHEREAS, the Employee desires to maintain his relationship with the Company to their mutual advantage, and

                  WHEREAS, the Employee desires to be afforded retirement, disability and severance benefits,

                  NOW THEREFORE, in consideration of the mutual promises of the parties hereto, it is hereby AGREED:

      1.       Definitions

                  Whenever used in this Agreement, the following terms shall have the respective meanings set forth below unless otherwise expressly provided herein:

                  1.1         The term “Affiliate” means each entity that is required to be included in the Company’s controlled group of corporations within the meaning of Code Section 414(b) or that is under common control with the Company within the meaning of Code Section 414(c).

                  1.2         The term “Average Compensation” means the monthly average of the Employee’s “Compensation” for the period of the five (5) calendar years of highest compensation of the ten (10) calendar years next preceding the calendar year which includes his Separation from Service; provided, however, that if the Employee receives compensation for a part of a calendar year, such compensation shall be projected to an annual basis.

                  1.3         The term “Code” means the Internal Revenue Code of 1986, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Code shall be deemed to include reference to any successor provision thereto.

                  1.4         The term “Company” means LADISH CO., INC., or any successor thereto.

                  1.5         The term “Compensation” means the total annual base salary of the Employee, plus the following: bonuses, incentive compensation or special compensation of any kind, the total of which shall not exceed twenty percent (20%) of annual base salary; in each case determined without regard to any deferral election.

                  1.6         The term “Disability” means a medically-determinable incapacity of the Employee which, in the opinion of the Board of Directors of the Company, prevents the Employee from engaging in his usual employment activities with the Company.

                  1.7         The term “Early Retirement Age” means age fifty-five (55).

                  1.8         The term “Early Retirement Date” means the first day of the calendar month coincident with or next succeeding the Employee’s Separation from Service on or following his Early Retirement Age.

                  1.9         The term “ERISA” means the Employee Retirement Income Security Act of 1974, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of ERISA shall be deemed to include reference to any successor provision thereto.

                 1.10        The term "Normal Retirement Age" means age sixty-two (62).

                 1.11        The term “Normal Retirement Date” means the first day of the calendar month coincident with or next succeeding the Employee’s Separation from Service on or following his Normal Retirement Age.

                 1.12        The term “Retirement Plan” means the LADISH CO. SALARIED EMPLOYEES RETIREMENT PLAN, or any successor plan thereto.

                 1.13        The term “Separation from Service” means the date when the Company and Employee reasonably anticipate that no further services will be performed by the Employee for the Company and its Affiliates or that the level of bona fide services the Employee will perform as an employee of the Company and its Affiliates will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed by the Employee (whether as an employee or independent contractor) for the Company and its Affiliates over the immediately preceding 36-month period (or such lesser period of services). Notwithstanding the foregoing, if the Employee takes a leave of absence for purposes of military leave, sick leave or other bona fide reason, the Employee will not be deemed to have incurred a separation from service for the first six (6) months of the leave of absence, or if longer, for so long as the Employee’s right to reemployment is provided either by statute or by contract; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six (6) months, where such impairment causes the Employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the leave may be extended for up to twenty-nine (29) months without causing a separation from service. Notwithstanding the foregoing, if the Employee ceases to perform any services as an employee but becomes a consultant or other independent contractor that provides services to the Company or its Affiliates, the Employee’s separation from service will be delayed until the date the Employee has a separation from service as a consultant or independent contractor to the extent required pursuant to Code Section 409A.

                 1.14        The term “Service” means the last continuous period of employment of the Employee with the Company or with Ladish Co., Inc. prior to his Separation from Service, determined in accordance with reasonable standards and policies adopted by the Company.

      2.       Vesting

                  The Employee will have vested rights under this Agreement to a benefit at such time as he has accumulated ten (10) years of service in the employment of the Company, at least three (3) years of which must be as an officer of the Company.

                  No provision of this Agreement shall interfere with the Company’s right to terminate the Employee’s services for any cause sufficient to it. In the event of such termination, an Employee who has not become vested under this provision shall have no rights pursuant to this Agreement whatsoever.

      3.       Consultation

                  3.1         Undertaking by Employee. The Employee agrees that during the term of this Agreement and after active employment, he will remain available to the Company for consultation upon such reasonable terms as to notice, time, place, fee and duration of consultation as the Company may direct and will render such consultative services at the times and in the place requested by the Company.

                  3.2         Expenses of Employee. The Company agrees that it will reimburse the Employee for all reasonable expenses incurred in rendering any such consultative service to the Company.

      4.       Retirement Benefits—Ages and Dates

                  4.1         Normal Retirement. Upon the Employee’s Separation from Service on or following his Normal Retirement Age, he shall be entitled to receive a normal retirement benefit as calculated under Section 5.1.

                  4.2         Early Retirement. Upon the Employee’s Separation from Service on or following his Early Retirement Age but prior to Normal Retirement Age (including as a result of Disability), he shall be entitled to receive an early retirement benefit as calculated under Section 5.2.

                  4.3         Pre-Early Retirement. If the Employee’s Separation from Service occurs prior to his Early Retirement Age, then upon the Employee’s attainment of Normal Retirement Age, he shall be entitled to receive a normal retirement benefit as calculated under Section 5.1.

      5.       Amount of Retirement Benefits

                  5.1         Normal Retirement Benefit. If the Employee is entitled to a normal retirement benefit under Section 4.1 or Section 4.3, the Employee shall be entitled to receive a monthly amount equal to the excess, if any, of (A) 60% of his Average Compensation, multiplied by a fraction, the numerator of which shall be his length of Service in years (but no more than 15) and the denominator of which shall be 15, over (B) the amount payable to such Employee for each month under the provisions of the Retirement Plan, as computed under the Retirement Plan as if the benefits under the Retirement Plan began on the Benefit Commencement Date under this Agreement; provided, however, that any Supplemental Allowance (as defined in the Retirement Plan) available to early retirees under the terms of the Retirement Plan shall not be taken into account in reducing amounts due hereunder.

                  5.2         Early Retirement Benefit. If the Employee is entitled to an early retirement benefit under Section 4.2, the Employee shall be entitled to receive a monthly amount as if it were a normal retirement benefit but based upon his Service and Average Compensation as of his Early Retirement Date; such benefit to be reduced as of the Employee’s Early Retirement Date to the actuarial equivalent of the amount payable at his Normal Retirement Date taking into account factors specified in the Retirement Plan for purposes of calculating actuarial equivalence, but by not more than 5/10 of one percent (1%) for each month by which such Employee’s Early Retirement Date precedes his Normal Retirement Date. An Employee whose age plus years of service as of his Early Retirement Date totals 80 or more shall not be subject to the benefit reduction provided herein.

      6.       Commencement, Form and Duration of Retirement Benefits

                  6.1         Commencement and Duration.

(a) Retirement benefits shall be paid monthly.

          (b)        Payment of the retirement benefits shall begin on the first day of the month following the Employee’s Separation from Service (or if the Employee is entitled to a benefit under Section 4.3, the first day of the month following the Employee’s attainment of Normal Retirement Age) (the “Benefit Commencement Date”); provided that if the Employee is a “specified employee” within the meaning of Code Section 409A on the date of his Separation from Service, distribution of benefits shall be delayed until the seventh (7th) calendar month following the month in which the Employee’s Separation from Service occurs. In the event of such a delay, all monthly payments that were due from the date of the Employee’s Separation from Service to the date benefits begin to be paid shall be accumulated and paid in a lump sum on the first day of such seventh (7th) calendar month, and the Employee shall receive an additional payment of interest (equal to the interest rate assumption used for non-lump sum actuarial equivalence) calculated on a simple (i.e., non-compounded) basis to reflect the delay of such payments.

          (c)        Unless the Employee chooses an alternative annuity option pursuant to Section 6.3, payments shall be made monthly thereafter as of the first day of each succeeding month during the lifetime of the retired Employee.

                  6.2         Re-employment by the Company.

          (a)        If a retired Employee receiving an early or normal retirement benefit shall be re-employed by the Company, retirement benefit payments shall continue to be made during the period of such employment.

          (b)        If a retired Employee receiving an early retirement benefit shall be re-employed by the Company prior to his Normal Retirement Age, upon his subsequent Separation from Service, his retirement benefit shall be calculated as if the Employee were then first retired, based upon his Service at the time of his prior retirement plus the Service earned following the date of re-employment and his Average Compensation at the time of his subsequent Separation from Service. Upon his subsequent Separation from Service, the additional amount of the monthly retirement benefit shall commence on the first day of month following the Employee’s Separation from Service; provided that if the Employee is a “specified employee” within the meaning of Code Section 409A on the date of his Separation from Service, distribution of the additional benefits shall be delayed until the seventh (7th) calendar month following the month in which his subsequent Separation from Service occurs. In the event of such delay, all additional monthly payments that were due from the date of the Employee’s subsequent Separation from Service to the date the additional benefits begin to be paid shall be accumulated and paid in a lump sum on the first day of such seventh (7th) calendar month, and the Employee shall receive an additional payment of interest (equal to the interest rate assumption used for non-lump sum actuarial equivalence) calculated on a simple (i.e., non-compounded) basis to reflect the delay of such payments.

                  6.3         Annuity Options. If the Employee is entitled to an early or normal retirement benefit, he may at any time during his active employment elect either joint and survivor or ten (10) year certain options or among any other annuity options then provided Employees of the Company under the then provisions of the Retirement Plan, provided that in each case the annuity option chosen is the actuarial equivalent of a single life annuity taking into account factors specified in the Retirement Plan for purposes of calculating actuarial equivalence; such benefit payment option shall not be effective until the Employee’s termination of employment.

                  6.4         Payment to Legal Representative. In the event a conservator, guardian, or other legal representative of the estate of any retired Employee shall be appointed by a court of competent jurisdiction, retirement payments may be made to such conservator, guardian or other legal representative, provided that proper proof of appointment and continuing qualification is furnished. Any such payment shall be a payment for the account of the retired Employee and shall be a complete discharge of any liability of the Company hereunder.

                  6.5         Incompetency. In the event that it shall be determined by the Company that a retirement benefit is payable but that the Employee is unable to care for his affairs because of illness or accident, any payment due (unless a prior claim therefor shall have been made for a duly qualified guardian or other legal representative) may, in the discretion of the Company, be paid to the spouse, parent, child, brother or sister of the Employee or to any other person or institution deemed by the Company to be maintaining or responsible for the maintenance of the Employee; or in any such instances, then in the discretion of the Company, payment may be made by depositing the same in a responsible bank in Wisconsin in the name of the Employee. Any such payment shall be a payment for the account of the Employee and shall be a complete discharge of any liability of the Company therefore.

      7.       Alienation of Benefits

        No benefit payable at any time hereunder shall be subject in any manner to alienation, sale, transfer, assignment, pledge or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefit, whether presently or thereafter payable shall be void. No retirement or severance benefit shall in any manner be liable for or subject to the debts or liabilities of the Employee or retired Employee entitled to any retirement benefit, or subject to or reachable by garnishment, attachment, execution or other legal process or proceeding by or on behalf of any judgment creditor or other creditor of or claimant against the retired Employee to whom such benefit is or may be payable. If the Employee or retired Employee shall attempt to alienate, sell, transfer, assign, pledge, or otherwise encumber his benefits under the Agreement, or any part thereof, or if by reason of his bankruptcy or other event happening at any time, such benefits would devolve upon anyone else or would not be enjoyed by him, then the Company, in its discretion, may suspend his interest in any such benefit and hold or apply it to or for the benefit of the Employee, his spouse, children or other dependents, or any of them, in such manner as the Company may deem proper.

      8.       Other Benefits

                  8.1         Other Benefits.   The Company agrees to maintain in effect and at Company expense:

(a) Group term life insurance coverage of $200,000 face amount in effect until the Employee’s Separation from Service and payable on death of the Employee to his designated beneficiary; and

          (b)        Group term life insurance of $100,000 face amount in effect after the Employee’s Separation from Service; provided, however, that if the Employee is a “specified employee” within the meaning of Code Section 409A on the date of his Separation from Service, then (i) during the first six (6) calendar months following the month in which the Employee’s Separation from Service occurs, the Employee shall pay the Company for such coverage and (ii) after the end of such six (6) month period, the Company shall make a cash payment to the Employee equal to the aggregate premiums paid by the Employee for such coverage, and thereafter such coverage shall be provided solely at the expense of the Company.

          (c)        Group hospital, surgical, major medical, dental and vision care coverage for the Employee and his spouse for his life, and in the event the Employee predeceases his spouse, for the life of his spouse, in such form and manner as covers all salaried employees of the Company; provided, however, that following the end of the COBRA continuation period, if such hospital, surgical, major medical, dental or vision care coverage is provided under a health plan that is subject to Code Section 105(h), benefits payable under such health plan shall comply with the requirements of Treasury Regulation Section 1.409A-3(i)(1)(iv) and, if necessary, the Company shall amend such health plan to comply therewith.

                  Notwithstanding the foregoing, the benefits described in subsections (b) and (c) shall be provided only if the Employee is eligible for and elects to receive immediate pension benefit payments under the Retirement Plan upon his termination of employment. If the Employee is either not eligible for immediate pension benefits under the Retirement Plan, or is eligible for such benefits but fails to elect immediate commencement of pension payments upon his termination of employment, the Company shall have no liability to provide the benefits described in subsections (b) and (c).

                  8.2         Severance Pay. In addition to the other benefits provided in this Agreement, the Employee is entitled to severance pay in the event his employment with the Company is involuntarily terminated other than for cause. Severance pay will be thirty (30) months base salary at the time of termination, and will be paid in a lump sum within twenty (20) business days after the Employee’s involuntary Separation from Service.

                  8.3         Disability Benefit. Prior to the time that the Employee is entitled to receive a retirement benefit under this Agreement, the Company will provide a long-term disability benefit if he suffers a Disability. The amount of the long-term disability benefit payment will be 66-2/3% of base pay, less the sum of the following, but only for the period payments under (a), (b) or (c), or any combination thereof, are being made subsequent to the time the Employee is entitled to a long-term disability benefit:

(a) Any workers compensation payment (except fixed statutory payments for the loss of any bodily member);

(b) Social Security disability benefits;

          (c)        Any other disability benefit the Employee may receive because of such disability as a result of any other disability program sponsored by the Company, to the extent that such benefits have been provided for by premiums or other payments paid by or at the expense of the Company; and

(d) Early retirement benefits payable under this Agreement.

                  In addition, the long-term disability payment shall be reduced by the amount payable to such Employee for each month under the provisions of the Retirement Plan, as computed under the Retirement Plan; provided, however, that any Supplemental Allowance (as defined in the Retirement Plan) available to early retirees under the terms of the Retirement Plan shall not be taken into account in reducing amounts due hereunder.

                  Long-term disability benefit payments shall cease upon the Employee attaining Normal Retirement Age at which time such Employee, if he has not already begun to receive early retirement benefits under this Agreement, shall be entitled to a normal retirement benefit pursuant to Section 4.3, calculated based upon Average Compensation on the date of the beginning of the Disability and Service as if he had become disabled at his Normal Retirement Age.

                  If the Disability ceases on or prior to the Employee attaining Normal Retirement Age, long-term disability payments shall cease, and if the Employee is not re-employed by the Company upon such cessation or if the Employee is not already receiving early retirement benefits under this Agreement, the Employee shall be entitled to a normal retirement benefit upon the Employee’s attainment of Normal Retirement Age, calculated as provided in Section 4.1 based upon Average Compensation and Service on the date of the beginning of the Disability.

      9.       Cooperation

                  An Employee eligible for a benefit hereunder shall furnish the Company with such documents, evidence, data, or information as the Company considers necessary or desirable.

      10.       Withholding; Employment Taxes

                  To the extent required by the law in effect at the time payments are made, the Company shall withhold any taxes required to be withheld by the federal, or any state or local, government. If prior to the date of distribution of any amount hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due, then the Company may authorize a payment from the Employee’s accrued benefit equal to the amount needed to pay the Employee’s portion of such tax, as well as withholding taxes resulting therefrom (including the additional taxes attributable to the pyramiding of such distributions and taxes), and the amount of the monthly retirement benefit described in Section 4 shall be reduced accordingly.

      11.       Amendment or Termination of the Agreement

                  The Company reserves the right to amend or terminate this Agreement at any time; provided, however, no such action shall adversely affect the Employee’s benefits hereunder without the consent of the Employee, if living, or his designated beneficiary or beneficiaries, if the Employee is not living.

      12.       Claim for Benefits Procedure

                  12.1         Claim for Benefits. Any claim for benefits under the Agreement shall be made in writing to the Company no later than ninety (90) days following the date the payment that is in dispute should have been made. If such claim for benefits is wholly or partially denied by the Company, the Company shall, within a reasonable period of time, but not later than ninety (90) days after receipt of the claim, notify the claimant of the denial of the claim. Such notice of denial shall be in writing and shall contain:

(a) the specific reason or reasons for the denial of the claim;

(b) a reference to the relevant Agreement provisions upon which the denial is based;

(c) a description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary; and

(d) an explanation of the Agreement’s claim review procedure, including the claimant’s right to bring a suit for benefits under ERISA Section 502 if the claimant’s appeal is denied.

                  12.2         Request for Review of a Denial of a Claim for Benefits. Upon receipt by the claimant of written notice of denial of the claim, the claimant may within sixty (60) days file a written request to the Company, requesting a review of the denial of the claim, which review shall include a hearing if deemed necessary by the Company; provided that to avoid penalties under Code Section 409A, the claimant’s appeal must be filed no later than 180 days after the latest date the payment that is in dispute could have been timely paid pursuant to Code Section 409A. In connection with the claimant’s appeal of the denial of his or her claim, he or she may review relevant documents and may submit issues and comments in writing.

                  12.3         Decision Upon Review of Denial of Claim for Benefits. The Company shall render a decision on the claim review promptly, but no more than sixty (60) days after the receipt of the claimant’s request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time, in which case the sixty (60) day period shall be extended to one hundred-twenty (120) days. Such decision shall:

(a) include specific reasons for the decision;

(b) be written in a manner calculated to be understood by the claimant;

(c) contain specific references to the relevant Agreement provisions upon which the decision is based; and

(d) contain notification to the claimant of his or her right to bring suit for benefits under ERISA Section 502.

                  The decision of the Company shall be final and binding in all respects on both the Company and the claimant. Legal action against the Agreement may not be commenced more than 180 days after the Company notifies the claimant of the determination upon review, or if the Company fails to timely notify the claimant pursuant to the provisions of the Agreement, 180 days after the latest date the Company could have timely notified the claimant.

      13.       Applicable Law

                  This Agreement shall be governed by the laws of the State of Wisconsin, without reference to the conflict of law principles thereof, and be binding upon and inure to the benefit of the personal representatives of the Employee and the successors or assigns of the Company. This Agreement is not subject to the principal provisions of ERISA pursuant to statutory exceptions from such Act. Portions of this Agreement are intended to be a deferred compensation plan that complies with Code Section 409A, and this Agreement shall be construed and interpreted in a manner that will cause any payment hereunder that is not exempt from Code Section 409A to meet the requirements thereof such that no additional tax will be due under Code Section 409A on such payment.

                  IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed the day and year first above written, and in the case of LADISH CO., INC., the same has been signed and its corporate seal affixed by authority of its Board of Directors.

LADISH CO., INC.
[AFFIX CORPORATE SEAL]	By: /s/ Wayne E. Larsen
Title: Vice President
/s/ Lawrence Hammond	/s/ K. L. Woody
Witness	Employee